UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

XenaCare Holdings, Inc.

(Exact name of registrant as specified in its charter)

Florida	20-3075747
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation)	Identification No.)

14000 Military Trail, Suite 104

Delray Beach, Florida 33484

(Address of Principal Executive Office) (Zip Code)

(561) 496-6676

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: ___________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value per share

Item 1. Description of Registrant’s Securities to be Registered.

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to common stock. All of the outstanding shares of common stock are, and the shares of common stock offered hereby, will be duly authorized, validly issued, fully paid and nonassessable.

Item 2. Exhibits.

1.

Amended and Restated Articles of Incorporation. (Incorporated by reference to Exhibit 3.0 to registrant’s registration statement on Form SB-2 filed December 22, 2006)

2.

By-laws of registrant. (Incorporated by reference to Exhibit 3.1 to registrant’s registration statement on Form SB-2 filed December 22, 2006)

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

XENACARE HOLDINGS, INC.

/s/ Frank Rizzo
Frank Rizzo
President

March 26, 2010